Exhibit 99.1

SRF388, a First-in-Class IL-27 Antibody, Demonstrates Monotherapy Activity in Data Presented at American Society of Clinical Oncology Annual Meeting

Preliminary Data for SRF617 Show Good Tolerability and Promise in Combination Approaches

Company to Hold Webcast to Review Data from Ongoing SRF388 and SRF617 Phase 1 Clinical Studies on Friday, June 4th at 8:00 a.m. ET

CAMBRIDGE, Mass., June 4, 2021 (GLOBE NEWSWIRE) — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced the presentation of new data from the ongoing Phase 1 studies of SRF388 and SRF617. Data from the SRF388 study are to be presented in a scientific poster at the American Society of Clinical Oncology (ASCO) 2021 Annual Meeting, being held virtually June 4-8, 2021. In conjunction, Surface will host a webcast on Friday, June 4, 2021, at 8:00 a.m. ET to provide updates on both SRF388 and SRF617.

“Generating evidence of monotherapy activity is a highly sought after, yet elusive, goal in immuno-oncology and we are excited to report that one of our molecules, SRF388, has produced a partial response in a heavily pretreated patient with lung cancer,” said Rob Ross, M.D., chief executive officer. “These findings validate our scientific rationale and represent an important step forward in our pursuit of transformative treatments to help patients with cancer. We are also pleased to report that SRF617 continues to demonstrate good tolerability with evidence of biological activity. Moving forward, we are opening monotherapy and combination cohorts for both molecules across a range of tumor types, informed by the data we have generated to date.”

“SRF388 is an antibody against IL-27, an immunosuppressive cytokine that plays a key role in controlling immunotolerance to cancer. These data from the ongoing SRF388 Phase 1 clinical study reinforce the potential benefit of IL-27 blockade as a promising anticancer strategy, particularly given the monotherapy partial response in a patient with PD-1-refractory lung cancer,” said Amita Patnaik, M.D., co-director of clinical research at the START Center for Cancer Care in San Antonio, Texas, and lead author of the SRF388 results summary presented at ASCO.

SRF388 Highlights:

Preliminary SRF388 results indicate promising single-agent activity in a heavily pretreated population, including a confirmed partial response demonstrating 66% tumor shrinkage and symptomatic improvement in a patient with squamous cell non-small-cell lung carcinoma (NSCLC), whose disease was resistant to three prior regimens including chemotherapy and PD-1 blockade.

•	In addition, there was evidence of disease stabilization, with 6 of 18 (33%) of evaluable patients experiencing disease stabilization at eight weeks and five (28%) persisting beyond 16 weeks.

•	SRF388 was well tolerated at all doses tested, with no dose-limiting toxicity observed to date, and with only low-grade treatment-related adverse events.

•	The recommended Phase 2 dose of 10 mg/kg was confirmed based on observed efficacy, tolerability, optimal pSTAT1 inhibition and pharmacokinetics.

SRF617 Highlights:

Early data from combination cohorts point to SRF617’s potential as a combination therapy, including an unconfirmed partial response with an approximately 50% tumor shrinkage in a patient with pancreatic cancer receiving second-line treatment with SRF617 in combination with gemcitabine/albumin-bound paclitaxel (Abraxane®).

•	In addition, with SRF617 monotherapy, 7 of 19 evaluable patients (37%) achieved disease stabilization at eight weeks, with 4 (21%) persisting beyond 16 weeks.

•	SRF617 was well tolerated at all tested doses as a monotherapy and has a tolerability profile that is conducive to combination strategies.

“Results from both ongoing clinical trials support further evaluation of SRF388 and SRF617 as monotherapies and in combination with standard and investigational regimens in both immune checkpoint naïve and experienced patients,” said Alison O’Neill, M.D., chief medical officer. “We’re pleased to see a profile allowing patients in both studies to escalate to higher doses with good tolerability.”

Presentation at American Society of Clinical Oncology:

Presentation Type: e-poster (Abstract: 2551)

Title: Results of a phase 1 study of SRF388, a first-in-human, first-in-class, high-affinity anti-IL-27 antibody in advanced solid tumors

Session: Developmental Therapeutics - Immunotherapy

Lead Authors: Amita Patnaik, M.D. and Daniel Morgensztern, M.D.

The ASCO e-poster website will be launched on Friday, June 4, 2021, and will remain available for viewing through Tuesday, July 6, 2021. The full poster can be found on Surface Oncology’s website following the presentation.

Webcast Information:

The webcast, scheduled for June 4, 2021, at 8:00 a.m. ET, can be accessed online, and by telephone by dialing (866) 394-2883 (US/Canada) or (314) 888-4236 (international) five minutes prior to the start time and referring to conference ID 4567647. A recording of the webcast will be posted on the Surface website and available on-demand for one year.

About the SRF388-101 Clinical Trial:

The trial is a Phase 1, open-label, multicenter, first-in-human dose-escalation trial of SRF388, a monoclonal antibody targeting IL-27, conducted in patients with advanced solid tumors refractory to standard therapy. The first portion of the study will establish the preliminary safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) of SRF388 as a monotherapy and identify a dose suitable for expansion studies. In the second portion of the study, indication-specific expansion cohorts will evaluate the safety, preliminary efficacy, tolerability, PK and PD of SRF388 monotherapy and SRF388 in combination with pembrolizumab in patients with advanced or metastatic kidney and liver cancer.

About SRF388:

SRF388 is a fully human anti-IL-27 antibody designed to inhibit the activity of this immunosuppressive cytokine. Surface Oncology has identified particular tumor types, including liver, kidney and lung cancer, where IL-27 appears to play an important role in the immunosuppressive tumor microenvironment and may contribute to resistance to treatment with checkpoint inhibitors. SRF388 targets the rate-limiting p28 subunit of IL-27, and preclinical studies have shown that treatment with SRF388 blocks the immuno-suppressive biologic effects of IL-27, resulting in immune cell activation in combination with other cancer therapies including anti-PD-1 therapy, as well as potent anti-tumor effects as a monotherapy. Furthermore, Surface Oncology has identified a potential biomarker associated with IL-27 that may be useful in helping to identify patients most likely to respond to SRF388. In November 2020, Surface announced that SRF388 was granted Orphan Drug designation and Fast Track designation for the treatment of hepatocellular carcinoma from the FDA.

About the SRF617-101 Clinical Trial:

The trial is a Phase 1, open-label, multicenter, first-in-human dose-escalation trial of SRF617, a monoclonal antibody that binds and inhibits CD39 activity, in patients with advanced solid tumors. The monotherapy dose escalation portion of the study will evaluate the safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD), and preliminary efficacy of SRF617 as a monotherapy in patients with advanced solid tumors. The monotherapy tumor biopsy expansion portion of the study will further evaluate the safety and intratumoral PD of SRF617 as a monotherapy. The combination therapy dose escalation portion of the study will evaluate the safety, tolerability, PK and preliminary efficacy of SRF617 in combination with gemcitabine + albumin-bound paclitaxel (Abraxane®), or SRF617 in combination with pembrolizumab, in patients with locally advanced or metastatic solid tumors.

About SRF617:

SRF617 is a fully human antibody designed to inhibit the enzymatic activity of CD39 in the tumor microenvironment, allowing for a dual mechanism of action to promote anti-tumor immunity via reduction of immunosuppressive adenosine in addition to increasing levels of immunostimulatory ATP. A substantial body of research supports a role for CD39 in allowing cancer to evade immune responses. For example, pancreatic cancer stromal cells within the tumor micro-environment express high levels of CD39 which may inhibit anti-cancer immune responses. In preclinical studies, SRF617 has exhibited strong affinity for and inhibition of CD39, the ability to reduce adenosine and increase ATP levels and anti-tumor activity both as a single agent and in combination with multiple therapeutic agents. SRF617 has been granted Orphan Drug designation for the treatment of advanced pancreatic cancer by the FDA.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned clinical-stage programs targeting CD39 (SRF617) and IL-27 (SRF388), as well as a preclinical program focused on depleting tumor regulatory T cells via targeting CCR8 (SRF114). In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (SRF813; preclinical). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388 and SRF617, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on our clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2020, which is available on the Securities and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Investors

Matt Lane

matt@gilmartinir.com

617-901-7698

Media

Chris Railey

chris@tenbridgecommunications.com

617-834-0936